Exhibit 99.1

B&G Foods Declares Regular Quarterly Dividend

— Also Announces Cynthia T. Jamison Has Decided Not to Stand for Re-Election to the Board —

PARSIPPANY, N.J., March 11, 2015 — B&G Foods, Inc. (NYSE: BGS) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.34 per share of common stock.  The dividend is payable on April 30, 2015 to shareholders of record as of March 31, 2015.  At the closing market price of the common stock on March 10, 2015, the current dividend represents an annualized yield of 4.9%.  This is the 42nd consecutive quarterly dividend declared by the Board of Directors since B&G Foods’ initial public offering in October 2004.

The Company also announced today that Cynthia T. Jamison has decided not to seek re-election to the Company’s Board of Directors.  Her term will expire at the 2015 annual meeting of stockholders scheduled for May 19, 2015.  The Board of Directors is currently reviewing candidates to replace Ms. Jamison.

“After ten plus years as a Board member of B&G Foods, I believe it is a good time to allow for new perspectives to be integrated at the Board level,” stated Ms. Jamison.  “I have been very proud to be a small part of B&G Foods’ impressive growth and success.  I have great respect for both management and the Board and wish them great success in the future.”

“On behalf of B&G Foods and the entire Board of Directors, I would like to thank Cindie for her extraordinary service to our Company,” said Stephen C. Sherrill, Chairman of the of the Board of Directors.  “Since joining B&G Foods’ Board of Directors upon our initial public offering in 2004, Cindie has made an outstanding contribution to the Company as chairman of the Audit Committee and member of the Compensation Committee, and has been an influential voice in the boardroom.  During Cindie’s tenure on the Board, the Company’s market capitalization has increased from $216 million to $1.5 billion.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214